SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2004

TEKELEC

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

0-15135	95-2746131

(Commission File Number)	(I.R.S. Employer Identification No.)

26580 W. Agoura Road, Calabasas, CA	91302

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 880-5656

Item 8.01. Other Events.

     On August 20, 2004, Tekelec, a California corporation (“Tekelec” or the “Company”), announced that it had entered into a definitive agreement with privately held Steleus Group, Inc., a New York corporation (“Steleus”), to acquire all of Steleus’ outstanding shares of capital stock. Tekelec reported the announcement in a Current Report on Form 8-K filed with the Commission on August 20, 2004, and a copy of its announcement was filed as Exhibit 99.1 to that Current Report. Tekelec is filing this additional Current Report on Form 8-K for the purpose of filing with the Commission the definitive agreement for the transaction.

     Under the terms of the Agreement and Plan of Merger dated as of August 19, 2004 among Tekelec, Steleus, Buckdanger, Inc. and certain stockholders of Steleus (the “Merger Agreement”) and subject to regulatory approval and other closing conditions, a new wholly owned subsidiary of Tekelec (Buckdanger, Inc.) would be merged with and into Steleus. Steleus would be the surviving corporation and would become a wholly owned subsidiary of Tekelec. Tekelec would pay to the preferred stockholders of Steleus, in exchange for their interests in Steleus, consideration in the total amount of approximately $54,600,000, consisting of (i) an aggregate cash amount of $27,300,000, subject to reduction for certain working capital and other adjustments, and (ii) an aggregate number of shares of Tekelec Common Stock equal to $27,300,000 divided by the closing sales price per share of the Company’s Common Stock on the Nasdaq National Market for the ten trading days ending on the second trading day prior to the closing of the merger transaction. The parties would place $8,700,000 of the cash merger consideration into escrow for 13 months following the closing of the transaction for the satisfaction of any indemnification claims made by Tekelec under the Merger Agreement.

     Upon closing of the merger, the Company would also pay or cause Steleus to pay cash bonuses in the aggregate amount of $1,700,000 to certain management employees of Steleus and would grant to such individuals, under the Company’s 2004 Equity Incentive Plan for New Employees, restricted stock units (“RSUs”) covering an aggregate number of shares of the Company’s Common Stock equal to $1,700,000 divided by the closing sales price per share of the Company’s Common Stock on the Nasdaq National Market for the ten trading days ending on the second trading day prior to the closing of the transaction. The RSUs would vest one year after the closing of the merger transaction.

     The foregoing description of the acquisition transaction is qualified in its entirety by reference to the definitive Agreement and Plan of Merger which is included in this Current Report on Form 8-K as Exhibit 4.1 hereto.

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Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

The following exhibit is furnished as a part of this Current Report on Form 8-K:

Exhibit No.	Description
4.1	Agreement and Plan of Merger dated as of August 19, 2004 by and among Tekelec, Buckdanger, Inc., Steleus Group, Inc. and certain stockholders of Steleus Group, Inc. (schedules and exhibits are omitted from this agreement, and Tekelec agrees to furnish supplementally a copy of any such schedule or exhibit to the Commission upon request)

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tekelec
Dated: September 2, 2004	By:	/s/ Ronald W. Buckly
Ronald W. Buckly
Senior Vice President, Corporate Affairs and General Counsel

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Agreement and Plan of Merger dated as of August 19, 2004 by and among Tekelec, Buckdanger, Inc., Steleus Group, Inc. and certain stockholders of Steleus Group, Inc. (schedules and exhibits are omitted from this Agreement, and Tekelec agrees to furnish supplementally a copy of any such schedule or exhibit to the Commission upon request)

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